Exhibit 99.2

Terayon Demonstrates Innovative New Products and Applications at NCTA

San Francisco — April 4, 2005 — Terayon Communication Systems, Inc. (NASDAQ: TERN), a leading provider of digital video networking applications and home access solutions, is demonstrating new capabilities and new additions to its line of video, data and voice solutions at its booth (6672) here at the National Cable & Telecommunications Association’s (NCTA) annual National Show, which runs though April 5.

     “Our growing family of digital video and home access solutions help cable operators accelerate the evolution of their networks to capitalize on the expanding service opportunities enabled by the continuing migration to all-digital and IP-based networks,” said Jerry Chase, Terayon CEO.

     Terayon’s latest products are on display in Terayon’s booth and the booths of many partners. The products are powering several demonstrations highlighting their unique capabilities and the applications they enable.

Digital Ad Insertion Innovation

     Terayon’s DM 6400 Network CherryPicker can now insert local, targeted ads directly into MPEG-2 video streams carried over standards-based IP networks — the first commercially available solution with this capability. This enables operators to grow their local ad revenue streams as they deploy IP-based networks. This also allows operators to locate ad servers and ad splicers at different points in their networks so they can streamline the costs and operational overhead associated with the production, distribution and storage of the ad assets.

Digital Simulcast

     With the CP 7600G deployed at the edge of their networks, operators can remove the analog distribution network and distribute all of their programming only once — digitally — across their ASI or IP-based networks. The CP 7600G accomplishes this by decoding digital signals at the edge of the network into analog signals for transmission to analog subscribers. This eliminates the need to transport duplicate analog programming throughout the network, freeing capacity for delivery of more services, such as HDTV and VOD. Operators can also consolidate critical functions in the digital domain, such as headend operations and local ad insertion.

Channel Branding

     As the amount and nature of programming available to viewers grows, operators need to maintain their own brands on-screen. The solution is Terayon’s BP 5100 broadcast platform, which allows the ‘overlay’ of graphics directly into HD (High Definition) and SD (Standard Definition) programs without leaving the compressed digital domain. This completely digital process is more cost-effective than the traditional baseband approach and preserves the native, high picture quality of digital programming. Graphics overlay also represents a potentially lucrative opportunity for generating new advertising revenue.

Wireless Home/SOHO Networking

     Terayon’s new TJ 855 residential gateway provides operators’ high-speed data subscribers with a solid foundation for a home or small office wireless network supporting multiple PCs and other devices. The TJ 855 combines broadband Internet connectivity, powerful data networking capabilities and robust security features in a single package that allows operators to upsell new services in a ‘pay as you grow’ model without incurring additional costs.

Next-Gen Network Presentation

     In addition to demonstrations, Michael Adams, Terayon’s VP of video architecture and technology, will present a technical paper and participate in the “Wide-area Networking: Efficient Transport over Converging Networks” panel scheduled for today at 8 a.m. in Esplanade 309 in the Moscone Center’s south hall.

After the Show Video

     For those unable to attend the National Show, a professionally produced video detailing the significance of Terayon’s activities at the show will be available at Terayon’s website immediately following the show.

About Terayon

     Terayon Communication Systems, Inc. accelerates its customers’ ability to evolve to capitalize on new business opportunities through its digital video networking applications and home access solutions. The growth of all-digital and IP-based services such as growth of HD, DVRs, VoIP, coupled with the rise in competition from new sources, have disrupted the business and advertising models of companies who provide entertainment, communications and information, forcing them to adapt and grow or suffer. With Terayon, their networks exploit the challenge, rapidly adapt to change and capitalize on business opportunities without costly infrastructure upgrades. Recognizing the mission critical nature of video and data, Terayon enables its customers to deliver picture perfect results where it matters most — on the screen and the bottom line.

     Terayon, headquartered in Santa Clara, California, has sales and support offices worldwide, and is traded on the NASDAQ under the symbol TERN. Terayon can be found on the web at www.terayon.com.

# # #

Press contact:	Investor contact:
Paul Schneider	Eileen Morcos-Rauchberg
(215) 702-9784	(310) 633-9435
pspr@att.net	eileen.morcos@hillandknowlton.com

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995:
Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon and other parties that involve risks and uncertainties, including Terayon’s ability to gain new business; Terayon’s ability to develop new, technologically advanced products; the performance and capabilities of the DM 6400 Network CherryPicker, service providers migration to delivering video services via IP, as well as the other risks detailed from time to time in Terayon’s filings with the SEC.

Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.